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                                                                   EXHIBIT 23.3

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-_______) pertaining to the Advanced Lighting Technologies, Inc. 2001 Employee Stock Purchase Plan of our report dated September 28,1998 (except for the tenth paragraph of Note C, as to which the date is March 15, 1999, and except for the information related to the year ended June 30, 1998 included in Note L, as to which the date is April 24, 2000), with respect to the consolidated financial statements of Advanced Lighting Technologies, Inc., included in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.

                                         /s/ ERNST & YOUNG LLP


May 16, 2001
Cleveland, Ohio